COMPETITION

The Communities are located in areas that include other apartment communities and that may include new apartment communities that are under construction. The number of competitive communities in a particular area could have an effect on the Company's ability to lease apartments at the Communities or at any newly developed or acquired properties and on the rents charged by the Company. In addition, other forms of housing, such as single family homes, townhomes and condominiums provide alternatives to potential residents of high quality apartment complexes like the Communities.

ENVIRONMENTAL MATTERS

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination.

The Company believes that the Communities are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties.

EMPLOYEES

As of January 15, 1997, the Company, primarily through the Management Company, employed 583 persons. The Management Company and/or the Operating Partnership employ substantially all of the professional employees that are currently engaged in the residential property management, development, acquisition and construction businesses of the Company. The Company believes that its relations with its employees are good.

REGULATION

Apartment communities are subject to various laws, ordinances and regulations, including laws, ordinances and regulations related to fair housing, Americans with disabilities and building safety. The Company believes that each Community has the necessary permits and approvals to operate its business and that each Community is in material compliance with present laws, ordinances and regulations.

SEASONALITY

The fall and winter months in the Company's Arizona markets generally experience somewhat higher seasonal occupancies.

ITEM 2.  PROPERTIES

Stabilized Properties

The following sets forth certain information regarding the current Stabilized Communities. All of the Communities are owned 100 percent in fee by the Company. For a description of liens on certain of the Communities listed below, see Schedule III - Real Estate Investments and Accumulated Depreciation on page F-17.


                                                                                                                           PHYSICAL
                                                                                                  AVERAGE    AVERAGE      OCCUPANCY
                                                                                 YEAR              UNIT      PHYSICAL       AS OF
                                                                               DEVELOPED           SIZE      OCCUPANCY     DECEMBER
                                              NUMBER OF        DEVELOPED/         OR              (SQUARE      DURING           31,
STABILIZED COMMUNITIES           CITY         APARTMENTS        ACQUIRED       ACQUIRED             FEET)     1996 (1)     1996 (1)
----------------------           ----         ---------        ---------       ---------          -------    ---------    ----------
ARIZONA:
    PHOENIX:
Acacia Creek                   Scottsdale         508           Acquired           1995              910         97%         98%
Bayside at the Islands           Gilbert          272           Developed          1988              870         93%         94%
Country Brook (4)               Chandler          396            Acq/Dev      1991/1993/1996         961         93%         92%
Deer Creek Village               Phoenix          308           Acquired           1991              819         97%         92%
Gateway Villas                 Scottsdale         180           Developed          1995              998         96%         97%
Greenwood Village                 Tempe           270           Acquired           1993              884         96%         93%
Heritage Point                    Mesa            148           Acquired           1994              773         95%         91%
La Mariposa                       Mesa            222           Acquired           1990              928         95%         93%
La Valencia                       Mesa            361           Acquired           1990              950         92%         87%
Ladera                           Phoenix          248           Developed          1996            1,012         95%         98%
Little Cottonwoods                Tempe           379          Acq/Acq/Dev      1989/89/90         1,023         91%         85%
Los Arboles (2)                 Chandler          232           Developed          1985              851         95%         92%
Mirador                          Phoenix          316           Developed          1996              987         85%         94%
Miramonte                      Scottsdale         151           Developed          1983              782         98%         99%
Morningside                    Scottsdale         160           Acquired           1992            1,019         95%         99%
Mountain Park Ranch              Phoenix          240           Developed          1995              961         93%         93%
Park Meadow (4)                  Gilbert          224            Acq/Dev         1992/1996           880         96%         93%
Preserve at Squaw Peak           Phoenix          108           Acquired           1991              952         96%         90%
Promontory Pointe (3)            Phoenix          304           Acquired           1988              986         91%         83%
Rancho Murietta                   Tempe           292           Acquired           1995              866         97%         87%
Scottsdale Courtyards          Scottsdale         274           Developed          1993            1,044         97%        100%
Scottsdale Meadows             Scottsdale         168           Developed          1984              888         95%         99%
Shadow Brook                     Phoenix          224           Acquired           1993            1,010         97%         98%
Shores at Andersen Springs      Chandler          299           Developed        1989/1993           889         97%         97%
Silver Creek                     Phoenix          174           Acquired           1991              775         98%         97%
Sonoran                          Phoenix          429           Developed          1995              965         93%         89%
Sun Creek                       Glendale          175           Acquired           1993              762         98%         98%
Superstition Vista                Mesa            316           Acquired           1995              950         97%         96%
The Enclave                       Tempe           204           Developed          1995              952         97%        100%
The Heritage                     Phoenix          204           Developed          1995              973         93%         92%
The Ingleside                    Phoenix          120           Developed          1995              987         96%         94%
The Meadows                       Mesa            306           Acquired           1987              809         94%         92%
The Palms                        Phoenix          132           Developed          1990            1,026         93%         96%
The Pines                         Mesa            194           Acquired           1992              887         96%         94%
Towne Square (4)                Chandler          584            Acq/Dev      1992/1995/1996         960         92%         90%
Villa Encanto                    Phoenix          382           Developed          1983              810         99%         99%
Village at Lakewood              Phoenix          240           Developed          1988              857         94%         98%
                                                ------
                                                9,744
                                                ------
   TUCSON:
Harrison Park (3)                Tucson           172           Acquired         1991/1996           809         87%         85%
La Reserve                     Oro Valley         240           Developed          1988              900         91%         92%
Orange Grove Village (4)         Tucson           400            Acq/Dev         1991/1996           714         93%         87%
Suntree Village                Oro Valley         424           Acquired           1992              831         91%         93%
The Arboretum                    Tucson           496            Acq/Dev         1992/1995           886         93%         89%
The Legends                      Tucson           312           Developed          1995            1,041         94%         94%
Village at Tanque Verde          Tucson           217            Acq/Dev         1990/1995           694         90%         83%
                                              --------
                                                2,261
                                              --------
Total Arizona                                  12,005
CALIFORNIA:
The Ashton                    Corona Hills        492           Acquired           1995              850         94%         92%
Canyon Crest Views (5)          Riverside         178           Acquired           1996            1,193         97%          96%
Portofino (6)                  Chino Hills        176           Acquired           1996              873         99%         98%
Parkview Terrace (6)            Redlands          558           Acquired           1996              801         96%         95%
Redlands Lawn & Tennis (7)      Redlands          496           Acquired           1996              795         89%         89%
                                              --------                                            --------
Total California                                1,900
                                              --------
                                              --------
               Total                           13,905                                              44,343
                                              --------                                            --------
                                              --------                                            --------
               Weighted Average                   283                                                 905
                                              --------                                            --------
                                              --------                                            --------

_________

(1) Physical occupancy is defined as apartments occupied or leased (including models and employee apartments) divided by the total number of leasable apartments within the Community, expressed as a percentage.

(2) The Company owns approximately a 10 percent interest in the joint venture that owns Los Arboles II, as well as two promissory notes with an outstanding balance of approximately $760,000, secured by subordinated liens on such property. Los Arboles II contains 200 apartments, was developed in 1987, has an average unit size of 843 square feet and had average physical occupancy during 1996 of 95 percent and physical occupancy as of December 31, 1996 of 92 percent.

(3) Another phase of this community is currently under development. See "Development and Construction Activity" below.

(4) A new phase of this community was completed and reached stabilized occupancy in 1996.

(5)  Property was acquired June 1996.

(6)  Property was acquired July 1996.

(7)  Property was acquired December 1996.

Of the current Stabilized Communities included in the table, 37 are located in the greater Phoenix area, seven are located in the Tucson area and five are located in California. All of the Stabilized Communities are managed and operated by the Company and have an average size of 283 units. The Stabilized Communities are primarily oriented to upscale residents seeking high levels of amenities, such as clubhouses, exercise rooms, tennis courts, swimming pools, therapy pools and covered parking. The average unit size of the Stabilized and Communities under Construction combined is 905 square feet. All have fully-equipped kitchens with upgraded cabinets, individual utility metering, dishwashers, microwave ovens, separate dining areas, individual storage, spacious patios and balconies, and ceramic tile entries. Most have washers/dryers; and many offer high ceilings, fireplaces, and alarm system prewiring.

DEVELOPMENT AND CONSTRUCTION ACTIVITY

The apartment Communities under Construction and in Lease-Up are listed below:


                                                                                               ACTUAL      ACTUAL OR
                                                                   AVERAGE     ESTIMATED       DATE OF     ESTIMATED    ESTIMATED
                                                                    UNIT     CONSTRUCTION   CONSTRUCTION   COMMENCE-     DATE OF
                                                      TOTAL         SIZE         COST         COMMENCE-     MENT OF    STABILIZED
         NAME                           CITY          UNITS       (SQ. FT.)   (MILLIONS)        MENT       LEASE-UP     OCCUPANCY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                            QUARTER
                                                                                          ------------------------------------------
PHOENIX
The Hawthorne                           Phoenix          276           904       $   17          4:95          3:96         3:97
The Isle at Arrowhead Ranch             Glendale         256           940           17          2:96          4:96         4:97
Promontory Pointe II
   Expansion                            Phoenix          120         1,013            8          4:95          3:96         2:97
                                                      ------                      ------
                                                         652                         42
TUCSON
Bear Canyon                             Tucson           238           973           15          3:95          2:96         2:97
Harrison Park II Expansion              Tucson           188           974           10          3:95          2:96         2:97
                                                      ------                      ------
                                                         426                         25
                                                      ------                      ------
     TOTAL                                             1,078                      $  67
                                                      ------                      ------
                                                      ------                      ------

The Company owns sites in the Phoenix area intended for the development of four additional multifamily apartment communities, which, if completed, are expected to contain approximately 1115 apartment units. In February 1997, the Company began the construction at one of the sites of the first phase of The Retreat, which will contain 240 apartment units. Upon completion of the construction of phase I and phase II, The Retreat will ultimately contain 480 apartment units. There can be no assurance, that the Company will succeed in obtaining any necessary governmental approvals or any financing required to develop the remaining sites or the completion of phase II of The Retreat, or that the Company will decide to develop any particular project.


The information set forth in the table above is based upon a number of estimates and assumptions that are inherently subject to business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. The actual development cost, completion date and stabilization date of any project will be dependent upon a variety of factors beyond the control of the Company including, for example, labor and other personnel costs, material costs, weather conditions, government fees and leasing rates.

ITEM 3.  LEGAL PROCEEDINGS

Neither the Company, the Operating Partnership, the Management Company, the Financing Partnership, or any of the Communities is presently subject to material litigation nor, to the Company's knowledge, is any litigation threatened against the Company or any of the Communities, other than routine actions for negligence or other claims and administrative proceedings arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have a material adverse effect on the business or financial condition of the Company.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF STOCKHOLDERS

There were no matters submitted to a vote of the Company's stockholders during the fourth quarter of 1996.

                                     PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED
          STOCKHOLDER MATTERS


(a) MARKET INFORMATION: The Company's Common Stock, $.01 par value, is traded on the New York Stock Exchange under the symbol "EWR." The ranges of high and low sales prices of the Company's trading reported on the New York Stock Exchange composite tape of each quarter since the Initial Public Offering through the fourth quarter of 1996 have been as follows:





                                              Sale Prices                       Dividends
                                              ------------
                                          High                Low               Declared
                                          ----                ---               --------

1994
-----
  Third quarter (from August 10 to
                 September 30, 1994)    $21 1/4             $19 3/8              $.18(1)
  Fourth quarter                         21 1/2              17 7/8               .37

1995
-----
  First quarter                          20 7/8              19 1/2               .37
  Second quarter                         20 7/8              18 3/8               .37
  Third quarter                          20 3/8              18 1/2               .38
  Fourth quarter                         21 5/8              18 7/8               .38

1996
-----
  First quarter                          23 1/4              20 3/4               .39
  Second quarter                         23 1/4              20 1/4               .39
  Third quarter                          21 7/8              19 3/4               .40
  Fourth quarter                         22 1/4              20 1/8               .40


--------------

(1) Paid with respect to the period August 17, 1994 to September 30, 1994.